EXHIBIT 99.1

TO BUSINESS, HEALTH AND MEDICAL EDITORS:

FDA Grants AMDL Clearance to Market the AMDL-ELISA DR-70(R) (FDP) Blood Test for Monitoring
Colorectal Cancer

TUSTIN, Calif., July 7 /PRNewswire-FirstCall/ — AMDL (Amex: ADL), a leading vertically integrated bio-pharmaceutical company with operations in China and the US, announced today the US Food and Drug Administration (FDA) has issued a letter of substantial equivalence to an existing predicate device and granted clearance to market the AMDL-ELISA DR-70(R) (FDP) as a safe and effective blood test for monitoring patients who have been previously diagnosed with colorectal cancer (CRC).

According to US-based medical research group Kalorama Research, the world market for in vitro diagnostic (IVD) tests for cancer is growing at nearly 11% annually and could reach nearly $8 billion by the end of 2012 (Kalorama Research Group: 2008). The FDA clearance to market was based upon data showing DR-70 (FDP) has the ability to monitor the progression of colorectal cancer post-surgery in patients who are biopsy confirmed with this disease.

“This clearance to market provides CRC patients with access to a potentially lifesaving test,” said Gary Dreher, AMDL’s chief executive officer. “Post-surgery testing with DR-70 is a valuable aid in monitoring disease progression in patients previously diagnosed with CRC. Today’s announcement introduces a promising new choice for the hundreds of thousands of patients diagnosed with this potentially deadly, but highly treatable disease.”

CRC is the third most common cancer worldwide and the second leading cause of cancer deaths (irrespective of gender) in the United States according to the National Cancer Institute (Cancer Facts and Figures 2008). It is estimated there will be approximately 150,000 new cases diagnosed in the US in 2008, roughly 51,000 deaths due to the disease, and almost half of all patients thought to be “cured” will develop a recurrence of CRC within 5 years — usually due to undetected metastases. (Shike M, Winawer SJ, Greenwald PH, et al.: Bull World Health Organ)

Today’s announcement marks the first clearance to market that the FDA has granted for any monitoring product for CRC since January 14, 1982 when Carcinoembryonic Antigen (CEA) was approved. Until now, the CEA test has been the only accepted method cleared in the U.S. DR-70 (FDP) offers a new test that can monitor CRC tumors post-surgery.

The DR-70 (FDP) test is cleared in Canada for the detection of lung cancer and was recently cleared to import in Korea and Taiwan as a general cancer screen. It also has the CE mark from the European Union for sale in Europe as a general cancer screen.

About AMDL-ELISA DR-70 (FDP): DR-70 (FDP) is an Enzyme-Linked ImmunoSorbent Assay (ELISA) — a sensitive, well-established diagnostic laboratory test that can be added easily and inexpensively to the pre-existing line of diagnostics performed routinely by clinical laboratories through out the U.S. Additional information on the AMDL-ELISA DR-70 (FDP) test can be obtained on AMDL’s corporate website at http://www.amdl.com or by contacting the Company at 714.505.4460.

About AMDL: AMDL is headquartered in Tustin, CA. with operations in Shenzhen, Jiangxi, and Jilin, China. AMDL, Inc., along with its subsidiary Jade Pharmaceutical Inc. (JPI), is a vertically integrated bio-pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, pharmaceutical, nutritional supplement, and cosmetic products. The Company employs approximately 320 people in the US and China. The Company has an additional four pharmaceutical and diagnostic products under review by various regulatory authorities.

Forward-Looking Statements

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the market’s acceptance or demand for DR-70 or any of the Company’s products, failure to complete successfully the development of other new or enhanced products, the Company’s future capital needs, any actions by the Company’s distribution channels that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.

AMDL Contact: Kristine Szarkowitz

206.310.5323

206.201.3286

kszarkowitz@amdl.com

SOURCE AMDL

-0- 07/07/2008

/CONTACT: Kristine Szarkowitz of AMDL, +1-206-310-5323, +1-206-201-3286, kszarkowitz@amdl.com/

/First Call Analyst: /

/FCMN Contact: pknopick@eandecommunications.com /

/Web site: http://www.amdl.com /

(ADL)